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                                                                      EXHIBIT 1







                              ACCOUNTANTS' CONSENT
                             ---------------------



The Board of Directors
First American Corporation:


We consent to incorporation by reference in the registration statement No. 2-81685 on Form S-8, as amended, of First American Corporation of our report dated June 29, 1998, relating to the statements of net assets available for benefits with fund information of First American Corporation First Incentive Reward Savings Thrift Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits with fund information for each of the years in three three-year period ended December 31, 1997, and all related schedules which report appears in the December 31, 1997 annual report on Form 11-K of First American Corporation.





                                    KPMG Peat Marwick LLP



Nashville, Tennessee
June 29, 1998